Free Writing Prospectus No. 1,756 Registration Statement Nos. 333-221595; 333-221595-01 Dated March 25, 2019 Filed Pursuant to Rule 433

Morgan Stanley Finance LLC Step Down Trigger Autocallable Notes

Linked to the Least Performing Underlying between the Dow Jones Industrial AverageSM and the NASDAQ-100 Index® due March 30, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the least performing underlying between the Dow Jones Industrial AverageSM (the “INDU Index”) and the NASDAQ-100 Index® (the “NDX Index,” and together with the INDU Index, the “Underlyings”). If the Index Closing Values of both the INDU Index and the NDX Index (each, an “Underlying”) on any quarterly Observation Date beginning March 27, 2020 (the “Observation Date Closing Values”) are equal to or greater than (i) their respective Initial Underlying Values on any of the first twelve quarterly Observation Dates (beginning after one year) or (ii) their respective Downside Thresholds on the Final Observation Date, MSFL will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. However, if the Securities are not called, and therefore the Final Underlying Value of at least one of the INDU Index or the the NDX Index is less than its respective Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the value of the Underlying with the larger percentage decrease from its Initial Underlying Value to its Final Underlying Value (the “Least Performing Underlying”), even if the other Underlying appreciates or does not decline as much. Investors will not participate in any appreciation of the Underlyings. The Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forego current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the Index Closing Values of both Underlyings are at or above their respective Initial Underlying Values as of one of the first twelve quarterly Observation Dates (beginning after one year), or, if the Securities have not been called prior to maturity, if the Final Underlying Values of both Underlyings are greater than or equal to their respective Downside Thresholds. Because all payments on the Securities are based on the least performing underlying between the INDU Index and the NDX Index, the fact that the Securities are linked to two Underlyings does not provide any asset diversification benefits and instead means that a decline in the value beyond the relevant Downside Threshold of either the INDU Index or the NDX Index will result in a loss of a significant portion or all of your investment, even if the other Underlying appreciates or does not decline as much. Investing in the Securities involves significant risks. The Issuer will not automatically call the Securities following any of the first twelve quarterly Observation Dates (beginning after one year) if the Observation Date Closing Value of either of the Underlyings is below its respective Initial Underlying Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one of the Underlyings is below its Downside Threshold. Generally, the higher the Call Return Rate for the Securities, the greater the risk of loss on those Securities. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlyings are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑   Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus a Call Return if (i) the Observation Date Closing Values of both the INDU Index and the NDX Index on any of the first twelve quarterly Observation Dates beginning March 27, 2020 are equal to or greater than their respective Initial Underlying Values, or (ii) the Observation Date Closing Values of both Underlyings on the Final Observation Date are equal to or greater than their respective Downside Thresholds. If the Securities are called on any quarterly Observation Date, no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not called, investors will have the downside equity market risk of the Least Performing Underlying at maturity.

❑   Contingent Downside Market Exposure at Maturity: If the Securities are not automatically called, the Final Underlying Value of at least one of the INDU Index or the NDX Index will therefore necessarily be less than its respective Downside Threshold and MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the full decline in the value of the Least Performing Underlying from the Trade Date to the Final Observation Date. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity. If you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlyings are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Strike Date	March 22, 2019
Trade Date	March 25, 2019
Settlement Date	March 28, 2019 (3 business days after the Trade Date)
Observation Dates	Quarterly, beginning March 27, 2020. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 6 for details.
Final Observation Date**	March 27, 2023
Maturity Date**	March 30, 2023

*   Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Observation Dates, the Final Observation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

**  Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYINGS, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This free writing prospectus relates to Securities linked to the least performing underlying between the Dow Jones Industrial AverageSM and the NASDAQ-100 Index®. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Initial Underlying Value	Downside Threshold	Call Return Rate*	CUSIP	ISIN
Dow Jones Industrial AverageSM	25,502.32	16,576.51, which is approximately 65% of the Initial Underlying Value	8.32% per annum	61768X630	US61768X6307
NASDAQ-100 Index®	7,326.057	4,761.937, which is approximately 65% of the Initial Underlying Value

* If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 6.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and index supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.916 per Security, or within $0.15 of that estimate. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0	$10.00
Total	$	$	$
(1)	UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 25 of this free writing prospectus.
(2)	See “Use of Proceeds and Hedging” on page 24.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 25 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011247/dp82806_424b2-autocall.htm

t	Index supplement dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011283/dp82797_424b2-indexsupp.htm

t	Prospectus dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011237/dp82798_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Step Down Trigger Autocallable Notes that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2017, the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated November 16, 2017 and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2017, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.916, or within $0.15 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate and the Downside Thresholds, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

t    You understand and accept the risks associated with the Underlyings.

t    You believe both the INDU Index and the NDX Index will close at or above their respective Initial Underlying Values on one of the first twelve Observation Dates (beginning after one year) or will close at or above their respective Downside Thresholds on the Final Observation Date.

t    You are willing to invest in the Securities based on the Downside Threshold for each Underlying specified on the cover hereof.

t    You understand that the linkage to two Underlyings does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Downside Threshold of either the INDU Index or the NDX Index will result in a significant loss on your investment, even if the other Underlying appreciates or does not decline as much.

t    You understand and accept that you will not participate in any appreciation in the values of the Underlyings and that your potential return is limited to the applicable Call Return, if any.

t    You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

t    You do not seek current income from this investment and are willing to forgo dividends paid on the stocks comprising the Underlyings.

t    You are willing to invest in Securities that may be called early or you are otherwise willing to hold the Securities to maturity, as set forth on the cover of this free writing prospectus.

t    You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t    You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

t    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t    You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

t    You require an investment designed to provide a full return of principal at maturity.

t    You do not understand and accept the risks associated with the Underlyings.

t    You believe that the value of one of the INDU Index or the NDX Index will decline during the term of the Securities and is likely to close below its Downside Threshold on the Final Observation Date, exposing you to the full decline in the value of the Least Performing Underlying.

t    You are unwilling to invest in the Securities based on the Downside Threshold for each Underlying specified on the cover hereof.

t    You are not comfortable with an investment linked to two Underlyings such that a decline in the value beyond the relevant Downside Threshold of either the INDU Index or the NDX Index will result in a loss of a significant portion or all of your investment, even if the other Underlying appreciates or does not decline as much .

t     You seek an investment that participates in the appreciation in the values of the Underlyings or that has unlimited return potential.

t    You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

t    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t    You seek current income from this investment or prefer to receive the dividends paid on the stocks comprising the Underlyings.

t    You are unable or unwilling to invest in Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

t    You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus and page S-36 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “The Dow Jones Industrial AverageSM” on page 18 and “The NASDAQ-100 Index®” on page 20.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlyings	The Dow Jones Industrial AverageSM (the “INDU Index”) and the NASDAQ-100 Index® (the “NDX Index”)
Principal Amount	$10.00 per Security
Term	Approximately 4 years, unless earlier called
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Values of both the INDU Index and the NDX Index are equal to or greater than (i) their respective Initial Underlying Values on any of the first twelve Observation Dates (beginning after one year) or (ii) their respective Downside Thresholds on the Final Observation Date.

If the Securities are called, MSFL will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 6):

$10 + ($10 x Call Return)

After the Securities have been called, no further payments will be made on the Securities.

The Securities will not be called following any of the first twelve quarterly Observation Dates (beginning after one year) if the Observation Date Closing Value of either of the Underlyings is below its respective Initial Underlying Value.

Call Return and Call Return Rate

The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding. The Call Return is based on an annual Call Return Rate of 8.32% per annum.

See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 6.

Initial Underlying Value	With respect to the INDU Index, 25,502.32 With respect to the NDX index, 7,326.057
Final Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Final Observation Date
Downside Threshold

With respect to the INDU Index, 16,576.51, which is approximately 65% of the Initial Underlying Value of such Underlying

With respect to the NDX Index, 4,761.937, which is approximately 65% of the Initial Underlying Value of such Underlying

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Strike Date	March 22, 2019
Trade Date	March 25, 2019
Settlement Date	March 28, 2019
Observation Dates	Beginning after one year, quarterly, beginning March 27, 2020. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 6 for details.
Final Observation Date	March 27, 2023*
Maturity Date	March 30, 2023*
Call Settlement Dates	See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 6. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
Payment at Maturity (per Security)

If the Securities are not automatically called prior to or on the Maturity Date, the Final Underlying Value of at least one of the Underlyings will therefore necessarily be less than its respective Downside Threshold and MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the full decline of the Least Performing Underlying from the Trade Date to the Final Observation Date, even if the other Underlying appreciates or does not decline as much.

Observation Date Closing Value	With respect to each of the Underlyings, the Index Closing Value of such Underlying on any Observation Date
Least Performing Underlying	The Underlying with the larger percentage decrease from the respective Initial Underlying Value to the respective Final Underlying Value.
Underlying Return	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value
* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.

Investment Timeline

Strike Date	The Initial Underlying Values and Downside Thresholds of both the INDU Index and the NDX Index were determined.

Beginning after one year, quarterly, beginning March 27, 2020 (if not previously called)

The Securities will be called automatically if the Observation Date Closing Values of both the INDU Index and the NDX Index are equal to or greater than (i) their respective Initial Underlying Values on any of the first twelve Observation Dates (beginning after one year) or (ii) their respective Downside Thresholds on the Final Observation Date.

If the Securities are called, MSFL will pay you a Call Price per Securitiy calculated as follows:

$10 + ($10 x Call Return)

After the Securities are called, no further payments will be made on the Securities.

Maturity Date (if not called)

The Final Underlying Values are determined as of the Final Observation Date.

If the Securities are not automatically called prior to or on the Maturity Date, the Final Underlying Value of at least one of the INDU Index or the NDX Index will therefore necessarily be less than its respective Downside Threshold and MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Security

This amount will be significantly less than the $10 Principal Amount by an amount proportionate to the full negative Underlying Return of the Least Performing Underlying, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not automatically call the Securities FOLLOWING any of the first twelve observation dates (BEGINNING AFTER ONE YEAR) if the Observation Date Closing Value of either of the Underlyings is below its respective Initial Underlying Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one of the Underlyings is below its RESPECTIVE Downside Threshold.

Observation Dates, Call Settlement Dates, Call Returns and Call Prices

Observation Date*	Call Settlement Date / Maturity Date**	Call Return (Based on a Call Return Rate of 8.32% per annum)***	Call Price (per $10 of Securities)
March 27, 2020	March 31, 2020	8.32%	$10.832
June 25, 2020	June 29, 2020	10.40%	$11.040
September 25, 2020	September 29, 2020	12.48%	$11.248
December 28, 2020	December 30, 2020	14.56%	$11.456
March 25, 2021	March 29, 2021	16.64%	$11.664
June 25, 2021	June 29, 2021	18.72%	$11.872
September 27, 2021	September 29, 2021	20.80%	$12.080
December 27, 2021	December 29, 2021	22.88%	$12.288
March 25, 2022	March 29, 2022	24.96%	$12.496
June 27, 2022	June 29, 2022	27.04%	$12.704
September 26, 2022	September 28, 2022	29.12%	$12.912
December 27, 2022	December 29, 2022	31.20%	$13.120
March 27, 2023 (the Final Observation Date)	March 30, 2023 (the Maturity Date)	33.28%	$13.328

* Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.

** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.

*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period.

Key Risks

t	The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the Principal Amount at maturity. Instead, if the Securities have not been called prior to or at maturity and therefore the Final Underlying Value of at least one of the INDU Index or the NDX Index is less than its respective Downside Threshold, you will be exposed to the decline in the value of the Least Performing Underlying from its Initial Underlying Value to its Final Underlying Value, on a 1-to-1 basis, resulting in a significant loss of your initial investment, even if the other Underlying appreciates or does not decline as much. This means that while a decrease of up to 35% between the Initial Underlying Value and the Final Underlying Value of the Least Performing Underlying will not result in a loss of principal on the Securities, a decrease in excess of 35% will result in a loss of a significant portion of the principal amount of the Securities despite only a small incremental change in the value of the Least Performing Underlying. You could lose your entire Principal Amount.

t	The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date. The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if both Underlyings close at or above (i) their respective Initial Underlying Values on any of the first twelve Observation Dates (beginning after one year) or (ii) their respective Downside Thresholds on the Final Observation Date, and you will not participate in any appreciation of the Underlyings, which could be significant. Additionally, if the Securities are not automatically called, the Final Underlying Value of at least one of the Underlyings will therefore necessarily be less than its respective Downside Threshold and you will be fully exposed to the decline in the level of the Least Performing Underlying from the Trade Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

t	You are exposed to the market risk of both Underlyings. Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the INDU Index and the NDX Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the INDU Index and the NDX Index. Poor performance by either of the Underlyings over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying. For the Securities to be automatically called or to receive contingent repayment of principal at maturity from MSFL, both Underlyings must close at or above their respective Initial Underlying Values or Downside Thresholds, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if the Securities are not called prior to or at maturity, you will incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlying appreciates during the term of the Securities. Accordingly, your investment is subject to the market risk of both Underlyings. Additionally, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Observation Date will increase when the movements in the values of the Underlyings are uncorrelated. This results in a greater potential for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

t	Because the Securities are linked to the performance of the least performing between the INDU Index and the NDX Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the INDU Index or just the NDX Index. The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the INDU Index or just the NDX Index. With two Underlyings, it is more likely that either Underlying will close below its Downside Threshold on the Final Observation Date than if the Securities were linked to only one of the Underlyings, and therefore it is more likely that you will receive an amount in cash significantly less than the principal amount on the Maturity Date.

t	You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Values of both Underlyings are above their respective Downside Thresholds at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security plus the applicable Call Return, if the Final Underlying Values of both the INDU Index and the NDX Index are equal to or greater than their respective Downside Thresholds, or if either of the Underlyings closes below its respective Downside Threshold on the Final Observation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Observation Date.

t	Early redemption risk. The term of your investment in the Securities may be limited to as short as one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first year of the term of the Securities. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of at least one of the Underlyings will necessarily have declined from its respective Initial Underlying Value if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level(s) of such Underlying(s) can recover.

t	No interest payments. You will not receive any interest payments during the term of the Securities.

t	A higher Call Return Rate and/or lower Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Call Return Rate and the Downside Thresholds, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Value of either Underlying could ultimately be less than its Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or lower Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the levels of the Underlyings will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not pay interest or guarantee the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant portion or all of your Principal Amount at maturity.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlyings on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the Underlyings,

o	dividend rates on the stocks comprising the Underlyings,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or equities markets generally and which may affect the Observation Date Closing Values or Final Underlying Values,

o	the occurrence of certain events affecting either of the Underlyings that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. The value of each of the Underlyings may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	Investing in the Securities is not equivalent to investing in the Underlyings. Investing in the Securities is not equivalent to investing in either Underlying or the component stocks of either Underlying. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlyings. Further, you will not participate in any potential appreciation of either Underlying even though you may be exposed to its full decline at maturity. Additionally, the Underlyings are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute the Underlyings, would also reflect dividends paid on such stocks. The return on the Securities will not reflect such a total return feature.

t	Adjustments to the Dow Jones Industrial AverageSM or the NASDAQ-100 Index® could adversely affect the value of the Securities. The Underlying Publisher of each of the Dow Jones Industrial AverageSM and the NASDAQ-100 Index® is responsible for calculating and maintaining such Underlying. The Underlying Publisher may add, delete or substitute the stocks constituting either

Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting either Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Underlying Publisher may discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underlyings and, consequently, the value of the Securities.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Securities (and to other instruments linked to the Underlyings), including trading in the stocks that constitute the Underlyings as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the stocks that constitute the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could have increased the Initial Underlying Value of an Underlying, and, as a result, could have increased the level at or above which such Underlying must close on any of the first twelve Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold of such Underlying, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlying). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlyings on the Observation Dates and, accordingly, whether the Securities are automatically called prior to or at maturity and, if the Securities are not called prior to or at maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlying).

t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. has determined the Initial Underlying Values and the Downside Thresholds and will determine the Observation Date Closing Values and the Final Underlying Value of each Underlying, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying product supplement for auto-callable securities.

Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this free writing prospectus, it is subject to confirmation on the Trade Date.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be determined on the Trade Date; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: Approximately 4 years

t	Hypothetical Initial Underlying Values:

o	INDU Index: 25,000

o	NDX Index: 7,300

t	Call Return Rate: 8.32% per annum

t	Call Returns:

Observation Date	Call Return
First Observation Date	8.32%
Second Observation Date	10.40%
Third Observation Date	12.48%
Fourth Observation Date	14.56%
Fifth Observation Date	16.64%
Sixth Observation Date	18.72%
Seventh Observation Date	20.80%
Eighth Observation Date	22.88%
Ninth Observation Date	24.96%
Tenth Observation Date	27.04%
Eleventh Observation Date	29.12%
Twelfth Observation Date	31.20%
Thirteenth Observation Date	33.28%

t	Observation Dates: Quarterly, beginning on March 27, 2020

t	Hypothetical Downside Thresholds:

o	INDU Index: 16,250, which is 65% of the Hypothetical Initial Underlying Value of the INDU Index

o	NDX Index: 4,745, which is 65% of the Hypothetical Initial Underlying Value of the NDX Index

Early Call — Securities are Called following the Second Observation Date

Date	Index Closing Value		Payment (per Security)
	INDU Index	NDX Index
First Observation Date	24,000 (below Initial Underlying Value)	7,000 (below Initial Underlying Value)	$0 (Not Called)
Second Observation Date	25,100 (at or above Initial Underlying Value)	8,000 (at or above Initial Underlying Value)	$10 + ($10 x Call Return) = $10 + ($10 x 10.40%) = $11.04

Both the INDU Index and NDX Index close below their respective Initial Underlying Values on the first Observation Date, and so the Securities are not called. Both the INDU Index and NDX Index close above their respective Initial Underlying Values on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. MSFL will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 10.40% per Security, reflecting the Call Return Rate of 8.32% on a per-annum basis. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlyings.

Payment at Maturity

Example 1 — Both the INDU Index and NDX Index close ABOVE their respective Downside Thresholds; Securities are Called on the Maturity Date

Date	Index Closing Value		Payment (per Security)
	INDU Index	NDX Index
First Observation Date	24,100 (below Initial Underlying Value)	6,000 (below Initial Underlying Value)	$0 (Not Called)
Second Observation Date	26,150 (at or above Initial Underlying Value)	6,200 (below Initial Underlying Value)	$0 (Not Called)
Third to Twelfth Observation Dates	24,500 (all below Initial Underlying Value)	5,950 (all below Initial Underlying Value)	$0 (Not Called)
Final Observation Date	19,500 (at or above Downside Threshold)	6,000 (at or above Downside Threshold)	$10 + ($10 x Call Return) = $10 + ($10 x 33.28%) = $13.328 (Payment at Maturity)

Both the INDU Index and NDX Index close below their respective Initial Underlying Values on each of the twelve Observation Dates prior to the Final Observation Date, and therefore the Securities are not called prior to maturity. On the Final Observation Date, both the INDU Index and NDX Index close above their respective Downside Thresholds and therefore MSFL will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the hypothetical Call Return of 33.28% per Security, reflecting the Call Return Rate of 8.32% on a per-annum basis. You do not participate in any appreciation of the Underlyings.

Example 2 — One Underlying closes ABOVE its respective Downside Threshold, but the other Underlying closes BELOW its respective Downside Threshold.

Date	Index Closing Value		Payment (per Security)
	INDU Index	NDX Index
First Observation Date	24,500 (below Initial Underlying Value)	5,000 (below Initial Underlying Value)	$0 (Not Called)
Second Observation Date	26,700 (at or above Initial Underlying Value)	5,200 (below Initial Underlying Value)	$0 (Not Called)
Third to Twelfth Observation Dates	23,500 (all below Initial Underlying Value)	4,950 (all below Initial Underlying Value)	$0 (Not Called)
Final Observation Date	19,500 (at or above Downside Threshold)	3,650 (below Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -50%] = $10 - $5 = $5 (Payment at Maturity)

The Securities are not called prior to maturity. On the Final Observation Date, while the INDU Index closes above its respective Downside Threshold, the NDX Index closes below its respective Downside Threshold. Therefore, at maturity, MSFL will pay you $5.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

Example 3 — Both the INDU Index and NDX Index close BELOW their respective Downside Thresholds.

Date	Index Closing Value		Payment (per Security)
	INDU Index	NDX Index
First Observation Date	24,500 (below Initial Underlying Value)	5,500 (below Initial Underlying Value)	$0 (Not Called)
Second Observation Date	23,000 (below Initial Underlying Value)	7,500 (at or above Initial Underlying Value)	$0 (Not Called)
Third to Twelfth Observation Dates	22,000 (all below Initial Underlying Value)	6,000 (all below Initial Underlying Value)	$0 (Not Called)
Final Observation Date	16,000 (below Downside Threshold)	1,825 (below Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -75%] = $10 - $7.50 = $2.50 (Payment at Maturity)

Since the Securities are not called prior to maturity and both the INDU Index and NDX Index close below their respective Downside Thresholds, at maturity MSFL will pay you $2.50 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one Underlying is less than its respective Downside Threshold, you will lose 1% (or a fraction thereof) of your Principal Amount for each 1% (or a fraction thereof) that the Underlying Return of the Least Performing Underlying is less than zero. Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not automatically call the Securities following any of the first twelve quarterly Observation Dates (beginning after one year) if the Observation Date Closing Value of either of the Underlyings is below its respective Initial Underlying Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one of the Underlyings is below its respective Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement for auto-callable securities does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

t	purchase the Securities in the original offering; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this free writing prospectus, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this free writing prospectus, it is subject to confirmation on the Trade Date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 871(m) and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the Trade Date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.

Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Dow Jones Industrial AverageSM

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

“Dow Jones,” “Dow Jones Industrial AverageSM,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. See “Dow Jones Industrial AverageSM” in the accompanying index supplement.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the Dow Jones Industrial AverageSM for each quarter in the period from January 1, 2014 through March 22, 2019. The closing value of the Dow Jones Industrial AverageSM on March 22, 2019 was 25,502.32. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the Dow Jones Industrial AverageSM should not be taken as an indication of future performance, and no assurance can be given as to the level of the Dow Jones Industrial AverageSM on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2014	3/31/2014	16,530.94	15,372.80	16,457.66
4/1/2014	6/30/2014	16,947.08	16,026.75	16,826.60
7/1/2014	9/30/2014	17,279.74	16,368.27	17,042.90
10/1/2014	12/31/2014	18,053.71	16,117.24	17,823.07
1/1/2015	3/31/2015	18,288.63	17,164.95	17,776.12
4/1/2015	6/30/2015	18,312.39	17,596.35	17,619.51
7/1/2015	9/30/2015	18,120.25	15,666.44	16,284.70
10/1/2015	12/31/2015	17,918.15	16,272.01	17,425.03
1/1/2016	3/31/2016	17,716.66	15,660.18	17,685.09
4/1/2016	6/30/2016	18,096.27	17,140.24	17,929.99
7/1/2016	9/30/2016	18,636.05	17,840.62	18,308.15
10/1/2016	12/31/2016	19,974.62	17,888.28	19,762.60
1/1/2017	3/31/2017	21,115.55	19,732.40	20,663.22
4/1/2017	6/30/2017	21,528.99	20,404.49	21,349.63
7/1/2017	9/30/2017	22,412.59	21,320.04	22,405.09
10/1/2017	12/31/2017	24,837.51	22,557.60	24,719.22
1/1/2018	3/31/2018	26,616.71	23,533.20	24,103.11
4/1/2018	6/30/2018	25,322.31	23,644.19	24,271.41
7/1/2018	9/30/2018	26,743.50	24,174.82	26,458.31
10/1/2018	12/31/2018	26,828.39	21,792.20	23,327.46
1/12019	3/22/2019*	26,091.95	22,686.22	25,502.32

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Dow Jones Industrial AverageSM from January 1, 2008 through March 22, 2019, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of 16,576.51, which is approximately 65% of the Initial Underlying Value.

Past performance is not indicative of future results.

The NASDAQ-100 Index®

The NASDAQ-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index equals the aggregate value of the then-current NASDAQ-100 Index share weights of each of the NASDAQ-100 Index component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index value. For additional information about the NASDAQ-100 Index® Index, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement.

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “NASDAQ-100 Index®” in the accompanying index supplement.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the NASDAQ-100 Index® for each quarter in the period from January 1, 2014 through March 22, 2019. The closing value of the NASDAQ-100 Index® on March 22, 2019 was 7,326.057. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the NASDAQ-100 Index® should not be taken as an indication of future performance, and no assurance can be given as to the level of the NASDAQ-100 Index® on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2014	3/31/2014	3,727.185	3,440.502	3,595.736
4/1/2014	6/30/2014	3,849.479	3,446.845	3,849.479
7/1/2014	9/30/2014	4,103.083	3,857.938	4,049.445
10/1/2014	12/31/2014	4,337.785	3,765.281	4,236.279
1/1/2015	3/31/2015	4,483.049	4,089.648	4,333.688
4/1/2015	6/30/2015	4,548.740	4,311.257	4,396.761
7/1/2015	9/30/2015	4,679.675	4,016.324	4,181.060
10/1/2015	12/31/2015	4,719.053	4,192.963	4,593.271
1/1/2016	3/31/2016	4,497.857	3,947.804	4,483.655
4/1/2016	6/30/2016	4,565.421	4,201.055	4,417.699
7/1/2016	9/30/2016	4,891.363	4,410.747	4,875.697
10/1/2016	12/31/2016	4,965.808	4,660.457	4,863.620
1/1/2017	3/31/2017	5,439.742	4,911.333	5,436.232
4/1/2017	6/30/2017	5,885.296	5,353.586	5,646.917
7/1/2017	9/30/2017	6,004.380	5,596.956	5,979.298
10/1/2017	12/31/2017	6,513.269	5,981.918	6,396.422
1/1/2018	3/31/2018	7,131.121	6,306.100	6,581.126
4/1/2018	6/30/2018	7,280.705	6,390.837	7,040.802
7/1/2018	9/30/2018	7,660.180	7,014.554	7,627.650
10/1/2018	12/31/2018	7,645.453	5,899.354	6,329.964
1/1/2019	3/22/2019*	7,493.270	6,147.128	7,326.057

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the NASDAQ-100 Index® from January 1, 2008 through March 22, 2019, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of 4,761.937, which is approximately 65% of the Initial Underlying Value.

Past performance is not indicative of future results.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Dow Jones Industrial AverageSM and the NASDAQ-100 Index® from January 1, 2008 through March 22, 2019. For comparison purposes, each Underlying has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Index Business Day by the closing value of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Initial Underlying Value on an Observation Date or below its respective Downside Threshold on the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings may close below the respective Initial Underlying Value(s) or Downside Threshold(s) on an Observation Date or the Final Observation Date, as applicable, as the Underlyings may both decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation.  A higher Call Return Rate is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — You are exposed to the market risk of both Underlyings,” “—Because the Securities are linked to the performance of the least performing between the INDU Index and the NDX Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the INDU Index or just the NDX Index” and “—A higher Call Return Rate and/or lower and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Additional Terms of the Securities

If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.

The accompanying product supplement refers to the Principal Amount as the “Stated Principal Amount,” the Initial Level as the “Initial Index Value,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Downside Threshold as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

Index Publishers

With respect to the INDU Index, S&P Dow Jones Indices LLC, or any successor thereto.

With respect to the NDX Index, Nasdaq, Inc., or any successor thereto.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued. The costs of the Securities borne by you and described on page 2 above comprise the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we hedged our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in the constituent stocks of the Underlyings and in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings. Any of these hedging or trading activities on or prior to the Strike Date could have increased the Initial Underlying Value of an Underlying, and, as a result, could have increased the level at or above which such Underlyings must close on any of the first twelve Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold of either of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the stocks constituting the Underlyings, futures or options contracts on the Underlyings or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlyings and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Securities should consult and rely on their own counsel and advisers as to whether an investment in these Securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price indicated on the cover of this document. UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.